Exhibit 10(n)
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE
1.0
PARTIES: The parties to this Confidential Separation Agreement and General Release (“Agreement”) are James L. Cameron (“Mr. Cameron”) and NORTHROP GRUMMAN CORPORATION (“Northrop Grumman” or “the Company”).

2.0	RECITALS: This Agreement is made regarding the following facts:
2.1	Mr. Cameron is currently an elected officer of Northrop Grumman and serves as President of the Northrop Grumman Technical Services sector.

2.2
In connection with his separation from employment with the Company, Mr. Cameron has been offered severance benefits under the Company’s Severance Plan for Elected and Appointed Officers (the “Severance Plan”) and certain additional benefits not provided for in the Severance Plan.

2.3	The Severance Plan requires that, to receive benefits under the Severance Plan, an officer must sign a Confidential Separation Agreement and General Release. This Agreement satisfies this requirement.

2.4	Mr. Cameron has decided to accept the Company’s offer of severance benefits and to enter into this Agreement.
3.0	CONSIDERATION: In exchange for Mr. Cameron’s promise to abide by all of the terms of this Agreement, the Company agrees to provide Mr. Cameron the following severance benefits:
3.1
Lump-sum Cash Severance. A payment of $1,351,875, less applicable withholding. This amount represents the total of 1.5 times the sum of (i) Mr. Cameron’s annual base salary of $515,000; and (ii) Mr. Cameron’s target annual bonus of $386,250 under the Company’s annual incentive plan in which Mr. Cameron participates. This amount will be paid to Mr. Cameron in a lump sum in accordance with the terms of the Severance Plan.

3.2
Pro Rata Bonus for 2010. A severance payment equal to a pro rata portion of the bonus Mr. Cameron would have received for the 2010 performance year pursuant to the terms of the Company’s annual incentive plan in which Mr. Cameron participates, in addition to the lump-sum cash severance payment described in Section 3.1. The bonus will be pro rated from the beginning of the performance period (January 1) to Mr. Cameron’s Separation Date (as defined in Section 4.0 below). For purposes of this severance payment, the pro rata bonus will be based on the applicable annual incentive plan payout formula, with any Individual Performance Factor (IPF) for Mr. Cameron set at 1.00. This severance payment will be paid in accordance with the terms of the Severance Plan when annual bonuses are paid to active employees between February 15 and March 15, 2011.

3.3
Supplemental Lump-Sum Payment. A supplemental payment equal to $1,550,000, less applicable withholding. This supplemental payment is in addition to the payments provided for in Section 3.1 and Section 3.2. This supplemental payment amount will be paid to Mr. Cameron in a lump sum no later than 30 days following the Separation Date.

3.4
Medical and Dental Coverage Continuation. Mr. Cameron may elect to continue his medical and dental coverage in effect as of the Separation Date for eighteen months, provided he pays his portion of the cost of such coverage with after-tax dollars. The Company will continue to pay its portion of the cost of Mr. Cameron’s medical and dental benefits for the eighteen month continuation period in accordance with the terms of the Severance Plan. If rates for active employees increase during this continuation period, Mr. Cameron’s contribution will increase proportionately. Also, if medical and dental benefits are modified or terminated for active employees during this continuation period, Mr. Cameron’s benefits shall be subject to this modification or termination. Mr. Cameron’s medical and dental benefits shall be reduced to the extent Mr. Cameron is eligible for benefits or payments for the same occurrence under another employer-sponsored plan to which Mr. Cameron is entitled because of his employment after the Separation Date. Notwithstanding anything to the contrary in the Severance Plan, following the continuation period, Mr. Cameron will be eligible to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (or similar state law coverage) at normal rates (i.e., without the Company continuing to pay any portion of the cost) until he reaches age 55.

3.5
Other Fringe Benefits. Pursuant to the terms of the Executive Perquisite Program for appointed officers (the “Program”), Mr. Cameron will be reimbursed for any eligible financial planning fees incurred during 2010 (regardless of whether such fees are incurred before or after the Separation Date) and the immediately following year, subject to a maximum reimbursement for each year equal to $15,000. These reimbursements are subject to the terms and conditions of, and will be reimbursed to Mr. Cameron within the applicable time periods specified in, the Severance Plan. In addition, Mr. Cameron will be paid a lump sum cash payment of $77,250, less applicable withholdings, in lieu of being provided with outplacement services. This payment shall be made at the same time as the lump sum cash severance payment set forth in Section 3.1. Except as provided in this Section 3.5, all perquisites shall cease as of the Separation Date.

3.6
Equity Awards. With respect to Mr. Cameron’s Restricted Performance Stock Rights (RPSRs) granted on February 27, 2008 and February 17, 2009, Mr. Cameron will be entitled to pro-rata treatment of these grants as if he had met the Retirement provisions defined in the grant certificates (and, for the avoidance of doubt, Mr. Cameron will be treated as having been employed for the entire month in which the Separation Date occurs). Consistent with that treatment, payout of the pro-rata portion of these grants remains subject to the performance based conditions of the grant, and any payout will be made in the calendar year following the calendar year containing the last day of the Performance Period (as defined in the grant certificates) for each respective grant, with payment generally to occur in the first 75 days of the applicable calendar year. With respect to Mr. Cameron’s stock options granted by the Company that are outstanding and vested as of the Separation Date, Mr. Cameron shall have the right to exercise such options until the first to occur of (i) the fifth anniversary of the Separation Date, (ii) the expiration of the term of the particular option, or (iii) the termination of the option in connection with a change in control or similar event pursuant to the provisions of the plan under which such award was granted. Except as expressly provided above in this Section 3.6, Mr. Cameron’s outstanding equity awards will be treated in accordance with the terms of the applicable grant certificates or award agreements, and Mr. Cameron will not be entitled to receive any other accelerated vesting of his outstanding equity awards.

3.7
Retiree Medical Benefits. Mr. Cameron will be treated as a Vested Participant for purposes of the Special Officer Retiree Medical Plan (“SORMP”), and will be entitled to elect to commence benefits under the SORMP on the date he reaches age 55. Mr. Cameron’s medical and dental benefits under the SORMP shall be reduced to the extent Mr. Cameron is eligible for benefits or payments for the same occurrence under another employer-sponsored plan to which Mr. Cameron is entitled because of his employment after the Separation Date.

3.8
Relocation. The Company will provide for moving Mr. Cameron’s household goods to Colorado in accordance with the terms of the Company’s relocation plan at a cost not to exceed $50,000. This amount will not be grossed up for tax purposes. In order to ensure compliance with Internal Revenue Code Section 409A, the moving expenses must be incurred before November 30, 2010 and will be paid as soon as practicable after they are incurred, but in no event later than December 31, 2010. In addition, Mr. Cameron’s right to benefits pursuant to this Section 3.8 is not subject to liquidation or exchange for another benefit.

3.9
Not Pension Eligible Compensation. None of the consideration or payments made pursuant to the Severance Plan or otherwise provided for and specified in this Agreement shall be eligible as compensation under any Company retirement, pension or benefit plan.

4.0	SEPARATION FROM EMPLOYMENT: Mr. Cameron’s employment will be terminated by the Company effective April 30, 2010. This shall be his Separation Date.

5.0
COMPLETE RELEASE: In exchange for the consideration described in Section 3, Mr. Cameron RELEASES the Company from liability for any claims, demands or causes of action (except as described in Section 5.5). This Release applies not only to the “Company” itself, but also to all Northrop Grumman subsidiaries, affiliates, related companies, predecessors, successors, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, agents and employees (“Released Parties”). For purposes of this Release, the term “Mr. Cameron” includes not only Mr. Cameron himself, but also his heirs, spouses or former spouses, domestic partners or former domestic partners, executors and agents. Except as described in Section 5.5, this Release extinguishes all of Mr. Cameron’s claims, demands or causes of action, known or unknown, against the Company and the Released Parties, based on anything occurring on or before the date Mr. Cameron signs this Agreement.

5.1
This Release includes, but is not limited to, claims relating to Mr. Cameron’s employment or termination of employment by the Company and any Released Party, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Mr. Cameron, and claims for severance benefits other than those listed herein. Mr. Cameron acknowledges and agrees that payment to him of the benefits set forth in this Agreement will fully satisfy any rights he may have for benefits under any severance plan, program, policy, agreement or other arrangement of any of the Released Parties.

5.2
This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the False Claims Act, Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; any applicable state human rights statutes including the Virginia Human Rights Act, which prohibits discrimination based on race, color, religion, national origin, sex, pregnancy, childbirth or related medical conditions, age, marital status, or disability; the Fairfax County Human Rights Ordinance, which prohibits discrimination based on race, color, sex, religion, national origin, marital status, age, familial status, or disability; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.

5.3
This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

5.4
This Release includes both known and unknown claims. Mr. Cameron agrees that this Release includes claims he did not know or suspect to exist at the time he signed this Agreement, and that this Release extinguishes all known and unknown claims.

5.5
However, this Release does not include any rights Mr. Cameron may have: (1) to enforce this Agreement and his rights to receive the benefits described in Section 3 of this Agreement; (2) to any indemnification rights Mr. Cameron may have for expenses or losses incurred in the course and scope of his employment; (3) to test the knowing and voluntary nature of this Agreement under The Older Workers Benefit Protection Act; (4) to workers’ compensation benefits; (5) to earned, banked or accrued but unused vacation pay; (6) to rights under minimum wage and overtime laws; (7) to vested benefits under any qualified or non-qualified pension or savings plan; (8) to continued benefits in accordance with COBRA; (9) to government-provided unemployment insurance; (10) to file a claim or charge with any government administrative agency (although Mr. Cameron is releasing any rights he may have to recover damages or other relief in connection with the filing of such a claim or charge); (11) to claims that cannot lawfully be released; (12) to any rights Mr. Cameron may have for retiree medical coverage; (13) to any rights Mr. Cameron may have with respect to his existing equity grants under the Company’s Long Term Incentive Stock Plan; or (14) to claims arising after the date Mr. Cameron signs this Agreement.

6.0	CONFIDENTIALITY:
6.1
Mr. Cameron agrees that he will keep the terms and fact of the Agreement completely confidential, and that he will not disclose any specific information regarding the terms and conditions of the Agreement to anyone other than his spouse, domestic partner, attorney, or accountant, except as necessary to enforce the Agreement, to comply with the law or lawful discovery, in response to a court order, or for tax or accounting purposes.

6.2
Should Mr. Cameron choose to disclose the terms or fact of this Agreement to his spouse, domestic partner, attorney, or accountant, Mr. Cameron agrees that he will advise them that they will also be under an obligation to keep the terms and fact of this Agreement completely confidential.

6.3
Despite this confidentiality obligation, Mr. Cameron, his legal counsel, his spouse or domestic partner, and his accountant are permitted to: (1) disclose the terms or the fact of this Agreement when required to do so by law, by any court or administrative agency (including state or federal taxing authorities), and by any tribunal of appropriate jurisdiction; and (2) provide truthful testimony about Mr. Cameron’s employment with the Company or the Company’s business activities to any government or regulatory agency, or in any court proceeding.

7.0
RETURN OF COMPANY PROPERTY: Mr. Cameron agrees to return any and all property and equipment of the Company and any Released Party that he may have in his possession no later than the Separation Date, except to the extent this Agreement explicitly provides to the contrary.

8.0
FULL DISCLOSURE: Mr. Cameron acknowledges that he is not aware of, or has fully disclosed to the Company any matters for which he was responsible or came to his attention as an employee, which might give rise to any claim or cause of action against the Company and any Released Party. Mr. Cameron has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company and any Released Party. Mr. Cameron has properly reported all hours he worked.

9.0
NO UNRESOLVED CLAIMS: This Agreement has been entered into with the understanding that there are no unresolved claims of any nature which Mr. Cameron has against the Company. Mr. Cameron acknowledges and agrees that except as specified in Section 3, all compensation, benefits, and other obligations due Mr. Cameron by the Company, whether by contract or by law, have been paid or otherwise satisfied in full.

10.0
WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).

11.0
ADVICE OF COUNSEL; PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT: The Company encourages Mr. Cameron to seek and receive advice about this Agreement from an attorney of his choosing. Mr. Cameron has twenty-one (21) calendar days from his initial receipt of this Agreement to review and consider it. Mr. Cameron understands that he may use as much of this review period as he wishes before signing this Agreement. If Mr. Cameron has executed this Agreement before the end of such review period, he represents and agrees that he does so voluntarily and of his own free will.

12.0
RIGHT TO REVOKE AGREEMENT: Mr. Cameron may revoke this Agreement within seven (7) calendar days of his signature date. To do so, Mr. Cameron must deliver a written revocation notice to Debora Catsavas, Vice President and Acting Chief Human Resources Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. Mr. Cameron must deliver the notice to Ms. Catsavas no later than 4:30 p.m. PT on the seventh calendar day after Mr. Cameron’s signature date. If Mr. Cameron revokes this Agreement, it shall not be effective or enforceable, and Mr. Cameron will not receive the benefits described in Section 3 of this Agreement.

13.0	DENIAL OF WRONGDOING: Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both the Company and Mr. Cameron deny any such wrongdoing or liability.

14.0
COOPERATION: Mr. Cameron agrees that, for at least two (2) years following the Separation Date, he will reasonably cooperate with the Company and any Released Party regarding requests for assistance by serving as a witness or providing information about matters connected with Mr. Cameron’s prior employment with the Company or any Released Party. The Company or the Released Party requesting assistance shall reimburse Mr. Cameron for any travel costs he incurs in connection with his cooperation, in accordance with its travel cost reimbursement policy for active employees.

15.0
NON-COMPETITION: In consideration for the covenants made in this agreement by Northrop Grumman (including, without limitation, its agreement to provide additional benefits pursuant to Section 3 that are not included in the Severance Plan), and in deference to Mr. Cameron’s access to, knowledge of and personal role in the development of Northrop Grumman’s trade secrets, proprietary information and confidential marketing strategy and his service as President of the Northrop Grumman Technical Services sector, Mr. Cameron agrees that (i) for a period of eighteen months after his Separation Date, he will not directly or indirectly through any other person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of any business in the United States in competition with Northrop Grumman’s Technical Services sector, and (ii) for a period of eighteen months after his Separation Date, he will not directly or indirectly through any other person solicit or attempt to solicit customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of Northrop Grumman with whom Mr. Cameron came into contact, either directly or indirectly, while employed by Northrop Grumman, for purposes of providing products or services in competition with Northrop Grumman, and Mr. Cameron will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between Northrop Grumman and such business contacts. For purposes of this Section 15 and Section 16, the terms Northrop Grumman and the Company include Northrop Grumman and each of its subsidiaries and affiliates. It shall not be a violation of this Section 15 for Mr. Cameron to become the registered or beneficial owner of up to 2% of any class of the capital stock of a corporation that is registered under the Securities Exchange Act of 1934, as amended, provided that Mr. Cameron does not otherwise participate in the business of such corporation. Mr. Cameron agrees that Northrop Grumman’s Technical Services sector and Northrop Grumman both conduct business throughout the world. Mr. Cameron acknowledges that for purposes of this Section 15.0, Northrop Grumman Technical Services is a global provider of logistics, infrastructure, training, simulation and sustainment support in three specific areas of business: Systems Support, Training & Simulation and Life Cycle Optimization & Engineering. Mr. Cameron acknowledges that the restrictions set forth in this Section 15.0 are reasonable and necessary to protect Northrop Grumman’s trade secrets, proprietary information and confidential marketing strategy.

16.0	NON-SOLICITATION AND NON-DISPARAGEMENT:
16.1
By Mr. Cameron: In deference to Mr. Cameron’s service as President of the Northrop Grumman Technical Services sector and the working relationships and confidential knowledge that he has developed with Northrop Grumman managers and professional employees, for a period of five years following the Separation Date, Mr. Cameron shall not, directly or indirectly, through aid, assistance, or counsel, on his own behalf or on behalf of another person or entity (i) solicit or offer to hire, or hire, any person who is, or who was within a period of six months prior to the Separation Date, employed by the Company in a managerial or professional position, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company, its products, services, officers, directors, or employees; provided that the foregoing shall not apply to any truthful statements made in compliance with legal process or governmental inquiry.

16.2
By the Company: For a period of two years following the Separation Date, the Company shall not by any means issue or communicate any public statement that may be critical or disparaging of Mr. Cameron, provided that the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry, or as required by legal filing or disclosure requirements.

17.0
SPECIFIC ENFORCEMENT: Mr. Cameron agrees that a breach by him of any of the covenants in Section 15 or Section 16 would cause immediate and irreparable harm to Northrop Grumman that would be difficult or impossible to measure, and that damages to Northrop Grumman for any such injury would therefore be an inadequate remedy for any such breach. Mr. Cameron further agrees that the applicable period of time that any covenant is in effect following the Separation Date shall be extended by the same amount of time that Mr. Cameron is in breach of the covenant. The parties agree that in the event of any breach or threatened breach by either of them, the non-breaching party shall be entitled, in addition to and without limiting any other remedies that may be available to it in the circumstances, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

18.0
SEVERABILITY: The provisions of this Agreement are severable. If any part of this Agreement, other than Section 5, is found to be illegal or invalid and thereby unenforceable, then the unenforceable part shall be removed, and the rest of the Agreement shall remain valid and enforceable.

19.0
SOLE AND ENTIRE AGREEMENT: This Agreement, together with relevant provisions of the Severance Plan, expresses the entire understanding between the Company and Mr. Cameron on the matters it covers. It supersedes all prior discussions, agreements, understandings and negotiations between the parties on these matters, except that any writing between the Company and Mr. Cameron relating to protection of Company trade secrets or intellectual property shall remain in effect.

20.0	MODIFICATION: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Mr. Cameron and an authorized Company representative.

21.0
GOVERNING LAW; CONSTRUCTION: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Virginia, without regard to rules regarding conflicts of law. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

22.0	ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:

MR. CAMERON ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. MR. CAMERON UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	6 May 2010	By:	/s/ James L. Cameron

Date:	10 May 2010	By:	/s/ Debora L. Catsavas

Northrop Grumman Corporation
		Title:	VP, Acting Chief HR Officer